Mail stop 04-05
      June 1, 2005

via facsimile and U.S. mail

Mr. James D. Eger
Chief Financial Officer
Continental Energy Corporation
14001 Dallas Parkway, Suite 1200
Dallas, Texas  75240


	Re:	Continental Energy Corporation
		Form 20-F for Fiscal Year Ended July 31, 2004
      Filed January 26, 2005
		File No. 0-17863

Dear Mr. Eger:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							Jill S. Davis
							Branch Chief

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Continental Energy Corporation
May 17, 2005
page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE